CONTACT:
Company:	Craig Dionne, Ph.D., CEO
GenSpera, Inc. (210) 479-8112
Investors:	Steve Chizzik
The Verrazano Group (908) 688-9111
Media:	Deanne Eagle
Planet Communications (917) 837-5866

GENSPERA AWARDED TWO FEDERAL GRANTS

FUNDS WILL ADVANCE MULTIPLE PROGRAMS

SAN ANTONIO, Texas, November 4, 2010 – GenSpera, Inc. (OTC.BB:GNSZ) announced that it has been awarded two Federal grants, totaling approximately $489,000, through the Patient Protection and Affordable Care Act, which supports investments in qualifying therapeutic discovery projects.

“We are very appreciative of the Federal government’s support and recognition,” said Dr. Craig Dionne, Chairman and CEO of GenSpera. “We will use these funds to advance clinical trials with our lead compound, G-202, currently in a Phase I clinical trial to treat all forms of solid cancer tumors, as well as to move our second compound, G-115, into clinical trials for prostate cancer.”

About GenSpera:

GenSpera, Inc. is a development stage oncology company focused on therapeutics that deliver a potent, unique and patented drug directly to tumors. GenSpera’s technology platform combines a potent, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that releases the drug only within the tumor.  Unlike standard cancer drugs, thapsigargin kills cells independent of their division rate, thus making it effective at killing all fast- and slow-growing cancers and cancer stem cells. GenSpera’s prodrug platform is the subject of eight issued patents with four additional patents pending.

In early 2010, GenSpera initiated a Phase I clinical trial targeting solid tumor cancers with its lead drug, G-202, at Johns Hopkins University and the University of Wisconsin.  The Company anticipates completion of Phase I trials in Q2 2011.  Upon successful completion of its Phase I trial, GenSpera expects to initiate multiple Phase II trials for G-202 in several different types of cancer.  The company’s second drug, G-115, will directly target prostate cancer.  The company anticipates filing an application to commence Phase I trials of G-115 in Q3 2011.

GenSpera, Inc. owns and controls all rights to G-202 and G-115 and anticipates a strategic partnership to maximize the value of the drugs as they progress through future clinical trials.

For more information, please visit the Company’s website: www.genspera.com.

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports.

#  #  #